Exhibit 99.1

Dexcom, Inc. Issues Press Release To Supplement Previous Customer Notification

SAN DIEGO, April 11, 2016 /PRNewswire/ — Dexcom, Inc. (NASDAQ: DXCM) issues this press release to supplement its previous customer notification and remind its patients to periodically test the audible alarms and alerts on certain receivers manufactured by Dexcom to make sure that the audible alarms and alerts are functioning properly. The notification constituted a voluntary recall and applied to those Dexcom G4 Platinum Receivers, Dexcom G4 Platinum Pediatric Receivers, Dexcom G4 Platinum Professional Receivers, Dexcom G4 Platinum with Share Receivers, Dexcom G4 Platinum with Share Pediatric Receivers and the Dexcom G5 Mobile Receivers that are experiencing problems with audible alarms and alerts. There is no reason for patients to return receivers to Dexcom that are functioning properly.

Dexcom issued the customer notification on February 23, 2016 via its website and certified mail to patients. The notification alerted customers of a potential issue affecting the audible alarms and alerts associated with the speaker component of certain receivers. Dexcom notified customers about this potential issue after receiving customer complaints about the receivers’ speaker component. Specifically, the speaker failed to properly provide audible alerts and alarms in some or all instances.

Customers who rely on audible alerts and alarms may not be notified of severe hypoglycemia or hyperglycemia if the speaker in their receiver does not function properly. The immediate health consequences of severe hypoglycemia include loss of consciousness, seizure, and in rare instances death.

Patients with questions regarding the notification, or who would like to notify Dexcom that the audible alarms and alerts on their receiver are not functioning properly, should call our dedicated hotline toll free at (844) 607-8398 or visit our website at www.dexcom.com/notification.

Adverse reactions experienced with the use of any Dexcom products should also be reported to FDA’s MedWatch Adverse Event Reporting program by:

•	completing and submitting the report online at www.fda.gov/medwatch/report.htm; or

•	downloading and completing the form, then submitting it via fax to 800-FDA-0178.

About Dexcom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital. For additional information, visit the company’s website at www.dexcom.com.

INVESTOR CONTACT:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

858-200-0200